Exhibit 99.1

For Immediate Release
Contact: Kevin Barnett
(614) 870-5603

CORE MOLDING TECHNOLOGIES REPORTS RESULTS FOR THE THIRD
QUARTER ENDED SEPTEMBER 30, 2015

COLUMBUS, Ohio - November 5, 2015 - Core Molding Technologies, Inc. (NYSE MKT: CMT) today announced results for the third quarter ended September 30, 2015.

Net income for the third quarter ended September 30, 2015 was $2,484,000, or $0.33 per basic and diluted share, compared with $2,428,000 or $0.32 per basic and diluted share in the third quarter of 2014. Total net sales for the third quarter were $48,049,000, compared with $43,591,000 in the same quarter of 2014. Product sales totaled $44,243,000, increasing 2.5% from $43,171,000 for the third quarter of 2014.

For the first nine months of 2015, net income was $9,719,000, or $1.28 per basic and $1.27 per diluted share, compared with $7,068,000 or $0.94 per basic and diluted share for the same period in 2014. Total net sales for the first nine months of 2015 were $152,505,000, compared with $130,790,000 for the same period in 2014. Product sales increased 14.5%, to $145,612,000 through nine months of 2015 compared to $127,152,000 for the same period in 2014.

“Although our business was impacted in the third quarter from a recent slowdown in demand from our customers, the Company still delivered solid results for the quarter ,” said Kevin L. Barnett, President and Chief Executive Officer. “Year-to-date we remain on pace to achieve record sales, net income and earnings per share in 2015,” Barnett continued.

“The Company continued its focus on growing revenues from new programs. During the quarter we launched several new programs utilizing our dicyclopentadiene molding process. These programs began late in the third quarter and additional programs will continue to launch over the balance of the year,” Barnett added.

“Looking forward, we expect product sales to continue to be lower than the near record levels experienced in the first half of 2015. Our truck customers have experienced a slowdown in new truck orders and accordingly have reduced production. Customer forecasts and industry analysts project 2016 truck production levels to be 10 to 15 percent lower than 2015. Although lower, 2016 truck production is expected to be relatively strong compared to historical levels,” Barnett noted. “Going forward we will continue our efforts to grow the business by expanding our markets, increasing our customer base and adding new materials and processes,” Barnett concluded.

About Core Molding Technologies, Inc.

Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of fiberglass reinforced thermoset and thermoplastic materials. Core specializes in large-format moldings and offers a wide range of fiberglass processes, including compression molding of SMC, glass mat thermoplastics (GMT) and bulk molding compounds (BMC); compression and transfer molding of direct long-fiber thermoplastics (D-LFT); spray-up, lay-up, resin transfer (RTM) and vacuum resin transfer molding (V-RTM). Additionally, the company offers reaction injection molding (RIM) of dicyclopentadiene (DCPD). Core serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction and other commercial products markets. Headquartered in Columbus, Ohio, Core maintains plants in Columbus and Batavia, Ohio; Gaffney, South Carolina; Winona, Minnesota; and Matamoros, Mexico. For further information, visit the company's website at www.coremt.com.

This press release may contain certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries; federal and state regulations (including engine emission regulations); general economic, social and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon certain major customers as the primary source of Core Molding Technologies' sales revenues; efforts of Core Molding Technologies to expand its customer base; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies' suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management's decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies' other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2014 Annual Report to Shareholders on Form 10-K.

CORE MOLDING TECHNOLOGIES, INC.

Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	9/30/2015	9/30/2014	9/30/2015	9/30/2014

Product Sales	$44,243	$43,171	$145,612	$127,152
Tooling Sales	3,806	420	6,893	3,638
Net Sales	48,049	43,591	152,505	130,790
Cost of Sales	39,738	35,444	124,186	108,399
Gross Margin	8,311	8,147	28,319	22,391
Selling, General and Admin. Expense	4,409	4,443	13,294	11,698
Operating Income	3,902	3,704	15,025	10,693
Interest Expense - Net	95	27	237	99
Income before Taxes	3,807	3,677	14,788	10,594
Income Tax Expense	1,323	1,249	5,069	3,526
Net Income	$2,484	$2,428	$9,719	$7,068
Net Income per Common Share
Basic	$0.33	$0.32	$1.28	$0.94
Diluted	$0.33	$0.32	$1.27	$0.94
Weighted Average Shares Outstanding
Basic	7,597	7,540	7,578	7,492
Diluted	7,625	7,576	7,623	7,542

Condensed Consolidated Balance Sheets
(in thousands)
	As of
	9/30/2015	As of
	(Unaudited)	12/31/2014
Assets:
Cash	$2,700	$2,312
Accounts Receivable	39,063	34,360
Inventories	12,633	11,635
Other Current Assets	3,142	6,316
Property, Plant & Equipment - Net	73,675	61,995
Other Assets	3,028	1,097
Total Assets	$134,241	$117,715

Liabilities and Stockholders' Equity:
Revolving line of credit	$0	$2,768
Current Portion of Long-term Debt and Interest Rate Swaps	4,150	1,748
Accounts Payable	13,343	9,256
Compensation and Related Benefits	7,833	7,087
Tooling in Progress	20	8,068
Accrued Liabilities and Other	1,783	1,388
Long-Term Debt and Interest Rate Swaps	10,500	717
Post Retirement Benefits Liability	9,059	9,172
Deferred Tax Liability	1,365	1,365
Stockholders' Equity	86,188	76,146
Total Liabilities and Stockholders' Equity	$134,241	$117,715